Exhibit 99.1

Tripath Files for Protection Under Chapter 11 Bankruptcy

San Jose, Calif., February 8, 2007, Tripath Technology Inc. (OTC BB: TRPH) (the “Company”) announced today that it has filed for protection under chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”). The Company will ask the Bankruptcy Court to allow it to continue operating in the normal course of business as provided in the Code.

Certain statements in this release are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. The risks and uncertainties include many factors. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing® (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

CONTACT:

Tripath Technology Inc.

Adya Tripathi, 408-750-3030

adya@tripath.com